Prudential Sector Funds
Annual period ending 11-30-17
File number: No. 811-03175

SUB-ITEM 77-D
Submission of Policies with respect to Security Investments


Prudential Jennison Financial Services Fund:


At a special meeting of the shareholders of the Fund held on October 2, 2017, the shareholders of the Fund approved a new subadvisory agreement between PGIM Investments LLC and Jennison Associates LLC ("Jennison") with respect to the Fund. The Fund's shareholders also approved a proposal to permit PGIM Investments LLC, the Fund's manager, to enter into or make material changes to the Fund's subadvisory agreements with both unaffiliated subadvisers and subadvisers that are wholly-owned subsidiaries of the manager or a sister company of the manager without shareholder approval.
As a result of these approvals, the current subadvisory agreement between PGIM Investments LLC and Wellington Management Company LLP with respect to the Fund will be terminated and Jennison will become the Fund's sole subadviser, each effective on or about November 1, 2017 (the "Effective Date"). Also on the Effective Date, the Fund's strategy will shift from a focus on global financial services investments to a focus on domestic financial services investments, the Fund's name will be changed to "Prudential Jennison Financial Services Fund" and the Fund's investment benchmark will be changed to the S&P Composite 1500 Financials Index


CURRENT INVESTMENT STRATEGIES OF THE FUND

Objective:
Long-term capital appreciation

Investment Strategy:*
.. Invests at least 80% of net assets in equity and equity-related securities of companies within the financial services sector.
.. Invests in securities of issuers among a number of different countries throughout the world, one of which may be the U.S. However, the Fund has no limit on the amount of assets that must be invested in each country.
.. Foreign Securities: Up to 100% of total assets.
.. Derivatives: Up to 25% of net assets.
.. Short Sales: Up to 25% of net assets (not including short sales against the box).
.. Illiquid Securities: Up to 15% of net assets.
.. Money Market Instruments: Up to 100% of investable assets on a temporary basis.
.. Fixed-Income Securities: Up to 20% of investable assets.

Benchmark:*
.. MSCI World Financials Index
.. MSCI World Financials ex Real Estate Index



INVESTMENT STRATEGIES IN THE REPOSITIONED PRUDENTIAL
JENNISON FINANCIAL SERVICES FUND

Objective:
Long-term capital appreciation

Investment Strategy:*
.. Invests at least 80% of net assets in equity and equity-related securities of financial services related companies.
.. Invests primarily in securities of U.S. issuers. May also invest in securities of issuers in countries throughout the world.
.. Foreign securities: Up to 30% of total assets
.. Derivatives: Up to 25% of net assets.
.. Short Sales: Up to 25% of net assets (not including short sales against the box).
.. Illiquid Securities: Up to 15% of net assets.
.. Money Market Instruments: Up to 100% of investable assets on a temporary basis.
.. Fixed-Income Securities: Up to 20% of investable assets.


Benchmark:*
.. S&P Composite 1500 Financials Index



*  The Fund's benchmark changed from the MSCI World
Financials ex Real Estate Index to the MSCI World
Financials Index on September 1, 2016, after the exclusion of equity real estate investment trusts from the MSCI World
Financials Index became effective on that date.